[GRAPHIC OMITTED]
CLIFFORD                                           LIMITED LIABILITY PARTNERSHIP
CHANCE

                                                                  CONFORMED COPY

                  WILMINGTON TRUST SP SERVICES (LONDON) LIMITED
                                     as WTSS

                           TURQUOISE HOLDINGS LIMITED
                                   as Holdings

                                       and

                      TURQUOISE CARD BACKED SECURITIES PLC
                                    as Issuer

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                          CORPORATE SERVICES AGREEMENT
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                                    CONTENTS
CLAUSE                                                                     PAGE

THIS AGREEMENT is made on 23 May 2006.

BETWEEN;

(1)     WILMINGTON TRUST SP SERVICES (LONDON) LIMITED (registered number
        2548079), whose principal place of business is at Tower 42 (Level 11),
        International Financial Centre, 25 Old Broad Street, London EC2N 1HQ
        ("WTSS"); and

(2)     TURQUOISE HOLDINGS LIMITED (registered number 5554872), whose principal place of business is at c/o Wilmington Trust SP Services (London)
        Limited, Tower 42 (Level 11), 25 Old Broad Street, London EC2N 1HQ
        ("HOLDINGS"); and

(3)     TURQUOISE CARD BACKED SECURITIES PLC (registered number 5506646), whose principal place of business is at c/o Wilmington Trust SP Services
        (London) Limited, Tower 42 (Level 11), 25 Old Broad Street, London EC2N
        1HQ (the "ISSUER").

INTRODUCTION:

(A)     Holdings and the Issuer propose to become involved in a securitisation transaction (the "TRANSACTION") as described in the Base Prospectus.

(B)     Holdings has an issued share capital of (pound)12,700 divided into
        12,700 ordinary shares, all of which are held by, or on behalf of, WTSS under a Declaration of Trust dated 19 April 2006 (the "DECLARATION OF
        TRUST") of which WTSS is the share trustee (the "SHARE TRUSTEE") for the beneficiaries named therein.

(C)     The Issuer has a share capital of 50,000 ordinary shares of (pound)1.00 each, two shares of which are fully paid-up and 49,998 of which are one quarter paid-up. 49,999 shares are held by Holdings and one share is held by WTSS as trustee for the benefit of Holdings.

(D)     The directors of Holdings and the Issuer are WTSS, Mark Filer and Ruth
        Samson, all of whom have been nominated by WTSS and elected by each
        Company's shareholders. The company secretary of Holdings and the Issuer is WTSS.

(E)     WTSS has agreed to provide certain corporate services to Holdings and the Issuer subject to and in accordance with the terms and conditions of this Agreement.

THE PARTIES AGREE AS FOLLOWS:

1.      DEFINITIONS AND INTERPRETATION

1.1     Unless otherwise defined in this Agreement or the context so requires otherwise, words and expressions used in this Agreement shall have the meanings and constructions ascribed to them in the Master Framework
        Agreement.

1.2     In this Agreement and in the introduction hereto, unless the context otherwise requires:

        "ANNUAL MANAGEMENT FEE" shall have the meaning given thereto in the WTSS
        Fee Letter;

                                     - 1 -

        "ASSOCIATED PERSON" of a Person means a director, officer, company secretary, employee, or provider of corporate administration services or agent thereof to such Person;

        "BASE PROSPECTUS" means the base prospectus dated on or about the date hereof prepared by the Companies in connection with the Transaction;

        "BOARD OF DIRECTORS" and "DIRECTORS" means the board of directors of the
        Company and directors for the time being of the Company as the context so requires and "DIRECTOR" shall mean any one of them;

        "COMPANY" means either the Issuer or Holdings and "COMPANIES" means
        Both.

        "CONDITIONS PRECEDENT" means the conditions precedent set out in
        Schedule 1 of this Agreement;

        "FEE LETTER" means the letter dated 23 May 2006 between WTSS and the
        Issuer and Holdings pursuant to which it was agreed that WTSS would provide certain corporate services to each Company;

        "FORCE MAJEURE EVENT" means any event beyond the reasonable control of a party including, without limitation, strikes, lock-outs, labour disputes, acts of God, war, riot, civil commotion, malicious damage, compliance with any law of governmental order, rule, regulation or direction, accident, breakdown of plant or machinery, fire, flood, storm;

        "INITIAL FEE" shall be the fee payable to WTSS on the Closing Date as described in the Fee Letter;

        "NOTICE" means any notice delivered under or in connection with this
        Agreement;

        "PERSON" means any person, body corporate, association or partnership and shall include their legal personal representatives, successors and permitted assigns; and

        "SECRETARY" means the company secretary for the time being.

1.3     The Common Terms apply to this Agreement and shall be binding on the parties to this Agreement as if set out in full in this Agreement.

1.4     If there is any conflict between the provisions of the Common Terms and the provisions of this Agreement, the provisions of this Agreement shall prevail.

2.      APPOINTMENT OF CORPORATE SERVICES PROVIDER

2.1     Each Company hereby appoints WTSS to be its corporate services provider on the terms and conditions set out in this Agreement and WTSS accepts such appointment.

                                     - 2 -

2.2     The appointment of WTSS pursuant to Clause 2.1 shall be subject to the satisfaction of all the Conditions Precedent prior to the Closing Date unless otherwise agreed in writing by WTSS.

3.      STANDARD OF CARE

        During the term of this Agreement, WTSS shall, at all times perform its obligations with all due care, skill and diligence and in the utmost good faith provided that WTSS shall not be required to do or cause to be done anything which it is prevented from doing by any Regulatory
        Direction or any Requirement of Law.

4.      APPOINTMENT OF DIRECTORS AND SECRETARIES

4.1     During the term of this Agreement, WTSS will nominate 3 Persons who are willing and available to be appointed as Directors and one Person which is willing and able to be appointed as Secretary and WTSS shall procure that each of the persons nominated by it as a Director (a "NOMINATED
        DIRECTOR") or Secretary (a "NOMINATED SECRETARY") from time to time accepts the relevant appointment and acts in the relevant capacity and does so without fee or remuneration from each Company, save that nothing in this Agreement shall prejudice the right of any Person under Clause 9
        (Remuneration) or Clause 6 (Indemnity) of this Agreement or under the
        Articles of Association of the Company to fees, remuneration or other payments.

4.2     WTSS hereby confirms that, if any of the Nominated Directors or the
        Nominated Secretary of a Company should resign or retire or for any other reason cease to act as Director or Secretary (as the case may be), it will promptly:

        4.2.1   procure that such Nominated Director or Nominated Secretary (as the case may be) shall acknowledge in writing (except in the case of death, or sudden incapacity) that he has no claim of any nature whatsoever against that Company;

        4.2.2   nominate another Person willing to act in the relevant capacity;
                and

        4.2.3   procure the consent of that person to act in that capacity.

5.      SERVICES TO BE PROVIDED

5.1     Subject to Clause 5.2, WTSS agrees to provide the following services as applicable:

        5.1.1   arranging all general company secretarial, registrar and company administration services required by each Company as a result of any Requirement of Law or Regulatory Direction;

        5.1.2   preparing the annual financial statements of each Company prior to audit;

        5.1.3   arranging, (at the expense of each Company), for the preparation and filing of the corporation tax computation and return;

        5.1.4   providing a place at which each Company's registered office may be situate;

                                     - 3 -

        5.1.5   keeping the register of shareholders, issuing share
                certificates, and effecting share transfers and filings (insofar as the Board of Directors have approved, signed and delivered the same and monies in respect of applicable fees are made available) and any applicable statutory returns and tax filings;

        5.1.6   the convening of shareholders' meetings and Board of Directors meetings of each Company as and when required, providing
                facilities for holding such meetings and preparing and keeping minutes of such meetings;

        5.1.7   accepting service of process and any other documents or notices to be served on each Company;

        5.1.8   as and when requested by a Director, the Secretary of a Company or the auditor of a Company, delivering to such person such information in connection with that Company as may be in
                possession of WTSS or, as the case may be, reasonably obtainable by it;

        5.1.9   at the request of the Board of Directors, preparing and
                forwarding to the shareholders all statements and notices which the Board of Directors is required to issue and sending or serving the same in accordance with a Company's Articles of
                Association;

        5.1.10  giving, at the request of the Board of Directors, any directions and information concerning the Companies to any providers of services (such as the Servicer, auditors, accountants, financial or management advisers or attorneys) or other agents appointed by the Board of Directors;

        5.1.11  acting at all times in accordance with all reasonable and proper directions, orders and instructions given to it in writing or in board meetings by the Board of Directors; and

        5.1.12  communicating with the Directors as necessary.

5.2     WTSS shall not be required to expend or risk its own funds or otherwise incur financial liability in the performance of any of its duties referred to in Clause 5.1 or in the exercise of any of its rights or powers thereunder if there are reasonable grounds for it believing that the reimbursement of such expenditure or indemnity satisfactory to it against such risk or liability is not assured.

5.3     During the term of this Agreement, WTSS shall ensure that the Issuer is, at all times, solely centrally managed and controlled from within the
        United Kingdom.

6.      INDEMNITY

6.1     Subject to Clause 6.2, each Company shall indemnify WTSS and all
        Associated Persons of WTSS (together "INDEMNIFIED PERSONS") against all
        Liabilities arising from or connected with the appointment of WTSS as corporate services provider and WTSS's performance of the services and other obligations set out in this Agreement.

                                     - 4 -

6.2     An Indemnified Person shall be entitled to be indemnified under Clause
        6.1 if and only if:

        6.2.1   it and, to the extent that it was not acting as principal, its principal acted in good faith and without Breach of Duty in relation to the matters in respect of which the indemnity is sought; and

        6.2.2   it complies fully at all times with the remaining provisions of this Clause 6.

6.3     For the purposes of Clause 6.2.1 it shall not be considered a Breach of
        Duty by an Indemnified Person to the extent that such Breach of Duty arises as a result of:

        6.3.1   any failure or delay on the part of any other party to the
                Transaction in supplying any information or the supplying of incorrect, incomplete or inaccurate information;

        6.3.2   any Breach of Duty by any other party to the Transaction; or

        6.3.3   any action taken by WTSS at the request of a Company or the Note
                Trustee in relation to the Transaction.

6.4     If an Indemnified Person becomes aware of a matter which does or might give rise to a right to an indemnity under Clause 6.1 (a "CLAIM"), it shall:

        6.4.1   promptly after becoming aware notify the relevant Company in writing of the Claim (an "INDEMNITY NOTICE") stating in
                reasonable detail:

                (a)     the nature of the Claim and the level of Liabilities
                        incurred or likely to be incurred; and

                (b)     any claims to an indemnity, contribution or otherwise
                        which it has or may have against any other Person in
                        respect of the Claim; and

        6.4.2   promptly provide any documents, information or other assistance in relation to the Claim which the relevant Company reasonably request at any time until the Claim is resolved.

6.5     Within 15 working days of receipt of an Indemnity Notice, the relevant
        Company shall state in writing whether, subject to continuing compliance with this Clause 6, it will provisionally indemnify the Indemnified
        Person in respect of the Claim set out in the Indemnity Notice.

6.6     If the relevant Company states in writing that, subject to continuing compliance with this Clause 6, it will provisionally indemnify the
        Indemnified Person in respect of a Claim set out in an Indemnity Notice
        (an "INDEMNIFIED CLAIM"), the Indemnified Person shall not take any steps with regard to the Indemnified Claim without first fully consulting the relevant Company and shall take all steps the relevant
        Company reasonably requests in order to:

                                     - 5 -

        6.6.1   mitigate, defend or compromise the Claim including, without limitation, through the appointment of lawyers, responding to regulatory or investigative enquiries, the issue of legal
                proceedings, the defence of legal or regulatory action,
                mediation or the lodging of appeals; and

        6.6.2   enforce any rights to an indemnity, contribution or otherwise which the Indemnified Person has or may have against any other
                Person in respect of the Claim.

        The relevant Company may by notice in writing withdraw a provisional indemnity given under Clause 6.4 if, in its absolute discretion, it considers in the light of the information then available to it that it is unlikely that the Indemnified Person is entitled to an indemnity in respect if an Indemnified Claim, in which case the Claim will cease to be an Indemnified Claim.

6.7     An Indemnified Person shall not settle or do anything which might compromise its ability to contest a Claim in respect of:

        6.7.1   a Claim before the relevant Company has responded in accordance with Clause 6.4 above or

        6.7.2   an Indemnified Claim

        without first obtaining the written consent of the relevant Company
        (which shall not be unreasonably withheld or delayed).

6.8     The relevant Company shall meet all reasonable expenses and liabilities reasonably incurred in defending an Indemnified Claim in advance of its final resolution upon receipt of an undertaking by the Indemnified
        Person that it will repay the amounts advanced, together with interest, at the rate specified in Clause 9.4, from the date of payment by the relevant Company to the date of repayment, if it is ultimately determined that the Indemnified Person is not entitled to be indemnified by the relevant Company under Clause 6.1.

6.9     All payments the relevant Company is obliged to make under this Clause 6 shall be made on the first Interest Payment Date falling more than 15 working days after receipt by the relevant Company of notification in writing of the sum which the Indemnified Person requests payment of together with reasonable details of the nature and amount of the payment.

7.      REPRESENTATIONS AND WARRANTIES

7.1     Holdings represents and warrants to WTSS as at the date of this
        Agreement that:

        7.1.1   it is duly incorporated in England and Wales with limited
                liability under the Companies Act, with its registered office at
                c/o Wilmington Trust SP Services (London) Limited, Tower 42,
                (Level 11), 25 Old Broad Street, London EC2N 1HQ and it has full power and authority to conduct its business as described in the
                Base Prospectus;

                                     - 6 -

        7.1.2   no litigation, arbitration or administrative proceedings of or before any court, tribunal or governmental body have been
                commenced or, so far as the Company is aware are pending or threatened against the Company or any assets or revenues which may have a material adverse effect on the Company;

        7.1.3   it is a company which is and has, since incorporation, been resident for tax purposes solely in England and Wales;

        7.1.4   it has obtained and maintained in effect all authorisations, approvals, licenses and consents required in connection with its business and the consummation of the transactions contemplated by the Transaction pursuant to any Requirement of Law or any
                Regulatory Direction applicable to the Company in England and
                Wales and in each other jurisdiction in which the Company
                carries on business;

        7.1.5   it has its "centre of main interests", as that term is used in
                Article 3(i) of the EU Insolvency Regulation, in England and
                Wales;

        7.1.6   no Insolvency Event has occurred in respect of Holdings;

        7.1.7   its management, the places of residence of the directors of
                Holdings and the place at which meetings of the board of
                directors of Holdings are held are all situated in England and
                Wales; and

        7.1.8   it has no "establishment", as that term is used in Article 2(h)
                of the EU Insolvency Regulation or branch office in any
                jurisdiction, no subsidiaries, no employees and no premises.

7.2     The Issuer represents and warrants to WTSS as at the date of this
        Agreement that:

        7.2.1   it is duly incorporated in England and Wales as a public company under the Companies Act, with its registered office at c/o
                Wilmington Trust SP Services (London) Limited, Tower 42, (Level
                11), 25 Old Broad Street, London EC2N 1HQ and it has full power and authority to conduct its business as described in the Base
                Prospectus;

        7.2.2   no litigation, arbitration or administrative proceedings of or before any court, tribunal or governmental body have been
                commenced or, so far as the Company is aware are pending or threatened against the Company or any assets or revenues which may have a material adverse effect on the Company;

        7.2.3   it is a company which is and has, since incorporation, been resident for tax purposes solely in England and Wales; and

        7.2.4   it has obtained and maintained in effect all authorisations, approvals, licenses and consents required in connection with its business and the consummation of the transactions contemplated by the Transaction pursuant to any Requirement of Law or any
                Regulatory Direction applicable to the Company in England and
                Wales and in each other jurisdiction in which the Company
                carries on business.

                                     - 7 -

7.3     WTSS represents and warrants to the Company as at the date of this
        Agreement that:

        7.3.1   it is a company duly incorporated in England with limited
                liability under the Companies Act, with its principal place of business at Tower 42, Level 11, International Financial Centre,
                25 Old Broad Street, London EC2N 1HQ existing under the laws of
                England and Wales;

        7.3.2   no litigation, arbitration or administrative proceedings of or before any court, tribunal or governmental body have been
                commenced or, so far as WTSS is aware, are pending or threatened against WTSS or any assets or revenues which may have a material adverse effect on WTSS or this Agreement; and

        7.3.3   in its capacity as the Share Trustee, it will not enter into any document or transaction other than as contemplated by the Issuer
                Transaction Documents;

8.      APPOINTMENT OF AGENTS

8.1     WTSS shall be entitled to delegate its functions, powers, discretions, duties and obligations under this Agreement to any person, firm or corporation (an "AGENT") and any such delegation may be on such terms and conditions as WTSS, considers reasonable in the context of the duties and responsibilities assumed hereunder by WTSS.

8.2     WTSS or any Agent shall be at liberty in the performance of their duties and any exercise of the powers, discretions, privileges and duties vested in them under this Agreement to act by responsible officers or a responsible office for the time being and may act or rely upon the opinion or advice or information obtained by any broker, lawyer, accountant, auditor, valuer, surveyor, or other professional advisor or expert who is assisting a Company.

9.      REMUNERATION, COSTS AND EXPENSES

9.1     In accordance with the WTSS Fee Letter each Company shall pay to WTSS, as consideration for its services provided pursuant to this Agreement, the Annual Management Fee, provided that the invoice for the amount of such services is received, by the Servicer at 8 Canada Square, London,
        E14 5HQ at least ten days prior to the Interest Payment Date, relevant to each payment date, and if such invoice is not received at least ten days prior to the Interest Payment Date, the Annual Management Fee will be paid on the following Interest Payment Date. The Annual Management
        Fee shall be paid to the bank account specified in the WTSS Fee Letter attached hereto.

9.2     Each Company shall reimburse WTSS on demand for all reasonable travelling and other out of pocket expenses properly incurred by it, its agents, employees, Nominated Directors and Nominated Secretaries in the
        performance of its duties and enforcement of its rights under this
        Agreement and all reasonable fees and disbursements (including, without limitation those of a legal nature) incurred by it in the negotiation, preparation, execution and administration of this Agreement.

                                     - 8 -

9.3     Each Company shall pay WTSS such additional remuneration, or meet the cost of such additional expenses (including legal and accounting advice)
        as shall be agreed between WTSS and each Company in the event that WTSS finds it expedient or necessary or is requested by a Company to undertake duties which WTSS and such Company agrees to be of an exceptional nature or otherwise outside the scope of the services provided under Clause 5.

9.4     Any amounts due by a Company to WTSS shall bear interest at the rate of
        2.5 per cent. per annum above the base rate from time to time of Royal
        Bank of Scotland PLC and interest shall accrue:

        9.4.1   in the case of payments made by WTSS prior to the date of
                demand, from the date on which the payment was made or such later date as specified in such demand;

        9.4.2   in the case of payments made by WTSS on or after the date of the demand, from the date specified in such demand, which date shall not be a date earlier than the date such payments are made;

        9.4.3   in the case of any remuneration payable by a Company, from the due date thereof.

10.     CONFIDENTIALITY

10.1    CONFIDENTIALITY OF INFORMATION

        WTSS agrees that it shall, and hereby undertakes to procure that each
        Nominated Director or Nominated Secretary shall (regardless of whether or not such person shall still be in office) keep confidential and it shall not, and hereby undertakes to procure that each Nominated Director or Nominated Secretary shall not (regardless of whether or not such person shall still be in office) disclose to any person whatsoever, any information relating to the business, finances or other matters of a confidential nature of each Company which it may have obtained as a result of the execution of this Agreement or of which it may otherwise have become possesses as a result of its performance of its obligations under this Agreement.

10.2    DISAPPLICATION OF CONFIDENTIALITY PROVISIONS

        WTSS shall use all reasonable endeavours to prevent any disclosure referred to in Clause 10.1 (Confidentiality of information) provided however that the provisions of Clause 10.1 shall not apply:

        10.2.1  to the disclosure of any information to any person insofar as such disclosure is expressly permitted by this Agreement;

                                     - 9 -

        10.2.2  to the disclosure of any information already known to the recipient (otherwise than as a result of a breach of Clause
                10.1)

        10.2.3  to the disclosure of any information with the consent of each
                Company;

        10.2.4  to the disclosure of any information which is or becomes public knowledge otherwise than as a result of the conduct of WTSS;

        10.2.5  to the extent that WTSS is required to disclose any information pursuant to any Requirement of Law or any Regulatory Direction;

        10.2.6  to the extent that WTSS needs to disclose any information to any of its employees provided that before any such disclosure WTSS shall make the relevant employees aware of its obligations of confidentiality under this Agreement and shall at all times procure compliance with such obligations by such employees;

        10.2.7  to the disclosure of any information to professional advisers who receive the same under a duty of confidentiality; or

        10.2.8  to the disclosure of any information disclosed to an Agent or a prospective successor corporate services provider on the basis that the recipient will hold such information confidential upon substantially the same terms as this Clause.

11.     TERMINATION

11.1    WTSS or a Company, as the case may be, shall have the right to terminate this Agreement forthwith by giving notice to the other party if:

        11.1.1  such party commits a material breach of any of the terms and/or conditions of this Agreement and fails to remedy the same within thirty (30) days (or such other period as shall be agreed
                between the parties) of being so required so to do; or

        11.1.2  either party enters into Insolvency Proceedings.

11.2    This Agreement shall terminate automatically on the date on which the liquidation or dissolution of a Company has been completed.

11.3    Upon the delivery of a termination notice, pursuant to Clause 11.1, WTSS shall use its best endeavours to ensure the effective transfer of its duties under this Agreement and the transmission of all corporate documents and information in its possession in connection with a Company to a newly appointed corporate services provider, and shall procure the prompt resignation of any Nominated Directors and Nominated Secretaries.
        Any termination of this Agreement pursuant to Clause 11.1 shall not take effect until a successor to WTSS has been appointed.

                                     - 10 -

12.     ASSIGNMENT

        A Company may not transfer or assign the benefit of this Agreement other than to the Note Trustee by way of security pursuant to the Security
        Documents.

13.     NON-PETITION AND LIMITED RECOURSE

13.1    NO PROCEEDINGS AGAINST THE COMPANY

        Only the Note Trustee may pursue the remedies available under the general law or under the Relevant Documents to enforce the Note Security and WTSS shall not be entitled to proceed directly against a Company to enforce the Note Security. In particular, each Company and WTSS agree and acknowledge that:

        13.1.1  WTSS is not entitled, otherwise than as permitted by the
                Relevant Documents, to direct the Note Trustee to enforce the
                Note Security or take any proceedings against a Company to enforce the Note Security;

        13.1.2  WTSS shall not have the right to join any person in taking any steps against a Company for the purposes of obtaining payment of any amount due from such Company;

        13.1.3  until the date falling two years after the Final Discharge Date neither WTSS nor any person on its behalf shall initiate or join an person in initiating any Insolvency Proceedings in relation to a Company; and

        13.1.4  WTSS shall not be entitled to take or join in the taking of any steps or proceedings which would result in the priority of payments as specified in the relevant Note Trust Deed Supplement
                (prior to any Enforcement Notice) and in the Conditions (after any Enforcement Notice) not being observed.

13.2    LIMITED RECOURSE

        WTSS agrees with each Company that:

        13.2.1  notwithstanding any other provisions of this Agreement or any relevant Documents, all obligations of each Company to WTSS are limited in recourse as set out below;

        13.2.2  it will have a claim only in respect of the Secured Property and will not have any claim, by operation of law or otherwise, against, or recourse to any of each Company's other assets or its contributed capital;

        13.2.3  sums payable to WTSS in respect of each Company's obligations shall be limited to the lesser of (a) the aggregate amount of all sums due and payable to WTSS and (b) the aggregate amounts received, realised or otherwise recovered by or for the account of each Company in respect of the Secured Property whether pursuant to enforcement of the Note Security or otherwise, net of any sums which are payable by each Company in accordance with the priority of payments as specified in the relevant Note Trust
                Deed Supplement (prior to any Enforcement Notice) and in the
                Conditions (after any Enforcement Notice) in priority to or pari passu with the sums payable to WTSS; and

                                     - 11 -

        13.2.4  upon the Note Trustee giving written notice to WTSS that it has determined in its sole opinion, and the Servicer having
                certified to the Note Trustee, that there is no reasonable likelihood of there being any further realisations in respect of the Secured Property (whether arising from an enforcement of the
                Note Security or otherwise) which would be available to pay unpaid amounts outstanding under this Agreement, WTSS shall have no further claim against a Company in respect of such unpaid amounts and such unpaid amounts shall be discharged in full.

14.     OBLIGATIONS AS CORPORATE OBLIGATIONS

14.1    NO RECOURSE AGAINST SHAREHOLDERS AND OTHERS

        Each Company shall have no recourse against any shareholder, officer, agent, employee or director of WTSS in his capacity as such, by any proceedings or otherwise, in respect of any obligation, covenant, or agreement of a Company (acting in any capacity whatsoever) contained in this Agreement, any Relevant Document or otherwise.

14.2    CORPORATE OBLIGATIONS

        It is expressly agreed and understood that this Agreement is a corporate obligation of the Company and WTSS.

14.3    NO PERSONAL LIABILITY

        No personal liability shall attach to or be incurred by any shareholder, officer, agent, employee or director of a Company or WTSS in his capacity as such, under or by reason of any of the obligations, covenants or agreements of a Company and WTSS contained in this
        Agreement or implied from this Agreement and any and all personal liability of every such shareholder, officer, agent, employee or director for breaches by a Company or WTSS of any such obligations, covenants or agreements, either at law or by statute or constitution, is hereby expressly waived by each Company and WTSS as a condition of and consideration for the execution of this Agreement.

15.     RIGHTS OF THIRD PARTIES

        Except as provided for in this clause and in clauses 14.1, 14.3 and 22 a person who is not a party to this Agreement has no right under the
        Contract (Rights of Third Parties) Act 1999 to enforce any term of this
        Agreement but this does not affect any right or remedy of a third party, which exists or is available apart from that Act.

                                     - 12 -

16.     FURTHER ASSURANCE

        Each Company and WTSS agree that they will co-operate fully to do all such further acts and things and execute any further documents as may be necessary or desirable to give full effect to the arrangements contemplated by this Agreement.

17.     VARIATION

 A variation of this Agreement is valid only if it is agreed in writing by or on behalf of each of the parties hereto.

18.     EXERCISE AND RIGHTS AND REMEDIES

18.1    NO WAIVER

        A failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not constitute a waiver of the right or remedy or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided in this Agreement or by law prevents further exercise of the rights or remedy or the exercise of another right or remedy.

18.2    RIGHTS AND REMEDIES CUMULATIVE

        Except where this Agreement specifically provides otherwise, the rights and remedies contained in this Agreement are cumulative and not exclusive of rights or remedies provided by law.

19.     NOTICES

19.1    Unless otherwise stated herein, each communication or notice to be made hereunder shall be made in writing and may be made by fax or letter in accordance with the terms of the Master Framework Agreement.

19.2    NOTICE DETAILS

        Notice hereunder shall be sent as follows:

        19.2.1  if to Holdings and/or the Issuer to it at:

                Address:      c/o Wilmington Trust SP Services (London) Limited
                              Tower 42, (Level 11)
                              25 Old Broad Street
                              London EC2N 1HQ

                Tel:          +44 20 7614 1111
                Fax:          +44 20 7614 1122

                Attention:    The Secretary

                                     - 13 -

        19.2.2  if to WTSS to it at:

                Address:      Wilmington Trust SP Services (London) Limited
                              Tower 42, Level 11
                              International Financial Centre
                              25 Old Broad Street
                              London EC2N 1HQ

                Tel:          +44 20 7614 1111
                Fax:          +44 20 7614 1122

                Attention:    The Directors

20.     PARTIAL INVALIDITY

        The invalidity, illegality or unenforceability of a provision of this
        Agreement does not affect or impair the continuation in force or the remained of this Agreement.

21.     FORCE MAJEURE

21.1    If either party is prevented, hindered or delayed from or in performing any of its obligations under this Agreement by a Force Majeure Event then:

        21.1.1  that party's obligations under this Agreement shall be suspended for so long as the Force Majeure Event continues and to the extent that that party is so prevented, hindered or delayed;

        21.1.2  as soon as reasonably possible after commencement of the Force
                Majeure Event that party shall notify the other party in writing of the occurrence of the Force Majeure Event, the date of
                commencement of the Force Majeure Event and the effects of the
                Force Majeure event on its ability to perform its obligations under this Agreement;

        21.1.3  if that party fails to give the notice referred to in Clause
                21.1.2 it shall forfeit its rights under Clause 21.1.1;

        21.1.4  that party shall use all reasonable efforts to mitigate the effects of the Force Majeure event upon the performance of its obligations under this Agreement; and

        21.1.5  as soon as reasonably possible after the cessation of the Force
                Majeure Event that party shall notify the other party in writing of the cessation of the Force Majeure Event and shall resume performance of its obligations under this Agreement.

21.2    If the Force Majeure Event continues for more than six months after the commencement of the Force Majeure Event either party may terminate this
        Agreement by giving not less than 30 days notice in writing to the other party and, in such circumstances, the provisions of Clause 11.3 shall not be effective.

                                     - 14 -

22.     NO RESTRICTIONS

        Nothing in this Agreement shall limit or restrict the right of any director, officer or employee of WTSS or any director, officer, employee or partner of any of its subsidiaries or its affiliates to engage in any other business or to devote his time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, nor to limit or restrict the right of WTSS or of any of its subsidiaries or affiliates to engage in any other business or to render the services of any kind to any other corporation, firm, individual or association.

23.     COUNTERPARTS

        This Agreement may be executed in a number of counterparts, all of which taken together shall constitute one and the same instrument.

24.     GOVERNING LAW

        This Agreement shall be governed by and construed in accordance with the laws of England.

25.     JURISDICTION

25.1    ENGLISH COURTS

        The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement, including a dispute regarding the existence, validity or termination of this Agreement or the consequences of its nullity.

25.2    CONVENIENT FORUM

        Each Company and WTSS agree that the courts of England are the most appropriate and convenient courts to settle Disputes between them, and accordingly, that they will not argue to the contrary.

25.3    SERVICE OF PROCESS

        Each Company and WTSS agree that the documents which start any suit, action or proceedings and any other documents required to be served in relation to such suit, action or proceedings may be served on it by being delivered to its address for notice specified in Clause 19.

26.     EXECUTION

        The parties have executed this Agreement on the date stated at the beginning of this Agreement.

                                     - 15 -

                                 EXECUTION PAGE

Signed on behalf of                    )
WILMINGTON TRUST SP                    )      MARTIN MCDERMOTT
SERVICES (LONDON) LIMITED              )

Signed on behalf of                    )
TURQUOISE HOLDINGS LIMITED             )      RUTH SAMSON
                                              Director

Signed on behalf of                    )
TURQUOISE CARD BACKED                  )      RUTH SAMSON
SECURITIES PLC                         )      Director

                                     - 16 -